Exhibit 99.1

News Release

Contact:	Kevin L. LaLuzerne
(920)-743-5551
Source:	Baylake Corp.

Baylake Corp. Reports Financial Results for the Three Months ended March 31, 2009

Sturgeon Bay, Wisconsin – (PR Newswire) – April 20, 2009

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.0 billion in assets, today reported improved net income of $2.3 million, or $0.29 basic and diluted earnings per share, for the first quarter of 2009, as compared to net income of $1.2 million ($0.15 basic and diluted earnings per share) for the first quarter of 2008 and a net loss of $9.9 million (-$1.25 basic and diluted loss per share) for the quarter ended December 31, 2008. Return on assets (ROA) and return on equity (ROE) for the quarter ended March 31, 2009 increased to 0.87% and 12.98%, respectively, compared to 0.43% and 5.74%, respectively, for the same period in 2008 and -3.68% and -52.28%, respectively, for the quarter ended December 31, 2008.

Commenting on the first quarter 2009 results, Robert J. Cera, Baylake Corp. President and Chief Executive Officer stated, “Our earnings improvement for the first quarter was the combined result of an improvement in our net interest margin and a reduction in net operating expenses as well as a $2.8 million gain from the sale of securities.”

Baylake Corp.’s commercial and residential real estate loan portfolio continued to suffer from the effects of deterioration in estimated collateral values and repayment abilities experienced by some of its customers. Overall, non-performing loans increased to $48.9 million at March 31, 2009, compared to $44.1 million at December 31, 2008 and $37.2 million at March 31, 2008. A provision for loan losses of $1.2 million was charged to earnings in the first quarter of 2009 compared to $13.6 million for the quarter ended December 31, 2008 and $0.3 million for the quarter ended March 31, 2008. Net charge-offs for the quarter ended March 31, 2009 were a modest $0.1 million, or 0.04% annualized of total average loans, compared to $12.6 million, or 6.80% annualized of total average loans for the quarter ended December 31, 2008 and $0.1million, or 0.07% annualized of total average loans for the quarter ended March 31, 2008. The ratio of allowance for loan losses to non-performing loans at March 31, 2009 was 30.02%, compared to 30.78% at December 31, 2008 and 32.29% at March 31, 2008. At March 31, 2009, December 31, 2008 and March 31, 2008, the allowance for loan losses as a percent of total loans was 2.03%, 1.86% and 1.61%, respectively. Baylake Corp. believes the balance of the allowance for loan losses is presently sufficient to absorb probable and inherent credit losses at March 31, 2009.

The balance sheet continued the pattern of contraction of the past several quarters as total loans declined $21.6 million, or 2.9%, from a year earlier to $723.3 million at March 31, 2009, compared to $744.9 million at March 31, 2008 and $729.1 million at December 31, 2008. Total deposits decreased $17.8 million, or 2.1%, to $844.7 million as of March 31, 2009 compared to $862.5 million at March 31, 2008 and $849.8 million at December 31, 2008. The decline in both loans and deposits was impacted by aggressive pricing decisions made by local bank and non-bank competitors, which Baylake chose not to match during the first quarter of 2009.

Baylake’s investment portfolio declined $42.8 million, or 19.0%, to $182.6 million as of March 31, 2009 compared to $225.4 million as of December 31, 2008 as investments were sold during the first quarter of 2009 and converted to cash and cash equivalents. The investment portfolio has been negatively impacted by a decline in the market value of certain corporate debt obligations however; Baylake does not currently hold any Fannie Mae or Freddie Mac preferred securities.

Baylake’s total assets and shareholders’ equity were $1.0 million and $68.4 million, respectively, at March 31, 2009, compared to $1.1 million and $69.0 million at December 31, 2008 and $1.1 million and $83.1 million at March 31, 2008. The decrease in shareholders’ equity for the three months ended March 31, 2008 was primarily attributable to the decrease in accumulated other comprehensive income related to a decline in the market value of Baylake’s remaining investment portfolio offset in part, by operating earnings for the quarter. The decrease in shareholders’ equity when compared to March 31, 2008 was primarily a result of the 2008 operating loss combined with a decrease in accumulated other comprehensive income related to a decline in the market value of Baylake’s investment portfolio. Baylake’s total risk-based capital was 10.13% at March 31, 2009, compared to 11.90% at March 31, 2008. At March 31, 2009, both Baylake Corp. and Baylake Bank were considered “well capitalized” under the guidelines established by the Board of Governors of the Federal Reserve Bank.

Net interest margin increased 10 basis points to 3.25% for the quarter ending March 31, 2009, compared to 3.15% for the quarter ended December 31, 2008 and 3.08% for the quarter ended March 31, 2008. Improvement in loan and investment yields, combined with a reduction in the average cost of interest-bearing liabilities, positively impacted the Bank’s ability to widen net interest margins during the first quarter of 2009.

“While I remain concerned that our provision for loan losses and related costs of collection will continue to be elevated for the remainder of 2009, I believe we have identified the appropriate measures to address this reality,” said Cera. “We are hopeful that we are near the bottom of the credit cycle which has contributed to our current high level of non-performing loans, and that meaningful improvement in our overall level of non-performing assets is likely in the next quarter. Additionally, the implementation of several key cost reduction initiatives throughout the organization is anticipated to positively impact our financial performance beginning in the second quarter of 2009.”

Baylake Corp. believes that it has more than adequate resources available to meet its commitments. As of March 31, 2009, Baylake Bank had $34.6 million in established lines of credit with nonaffiliated banks, none of which had been drawn as of that date. Additionally, Baylake Bank is approved to access, with appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated. The selected financial and other data at March 31, 2009 and 2008 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period)	March 31, 2009 (unaudited)	March 31, 2008 (unaudited)
	(dollars in thousands, except per share data)

Total assets	$1,048,890	$1,077,440
Investment securities (1)	182,611	226,095
Total loans	723,333	744,932
Total deposits	844,717	862,456
Borrowings (2)	107,398	103,925
Subordinated debentures	16,100	16,100
Stockholders’ equity	68,434	83,107
Non-performing loans (3)	48,908	37,243
Non-performing assets (3)	56,454	45,371
Shares outstanding	7,911,539	7,911,539
Book value per share	$8.65	$10.50

	As of and for the Three Months Ended March 31, (unaudited)
Selected Operations Data – UNAUDITED	2009	2008
	(dollars in thousands, except per share data)

Total interest income	$12,513	$15,607

Total interest expense	5,075	8,404

Net interest income	7,438	7,203
Provision for loan losses	1,200	300

Net interest income after provision for loan losses	6,238	6,903

Total non-interest income	4,536	2,315
Total non-interest expense	7,427	7,842

Income before income taxes	3,347	1,376
Income tax expense	1,065	211

Net income	$2,282	$1,165

	As of and for the Three Months Ended March 31, (unaudited)
	2009	2008
Per Share Data: (4)
Net income per share (basic)	$0.29	$0.15
Net income per share (diluted)	$0.29	$0.15
Cash dividends per common share	$—	$—
Book value per share	$8.65	$10.50

Performance Ratios: (5)
Return on average total assets	0.87%	0.43%
Return on average total shareholders’ equity	12.98%	5.74%
Net interest margin (6)	3.25%	3.08%
Net interest spread (6)	3.13%	2.83%
Efficiency ratio (9)	77.61%	81.70%
Non-interest income to average assets	1.72%	0.86%
Non-interest expense to average assets	2.82%	2.91%
Net overhead ratio (7)	1.10%	2.05%
Average loan to average deposit ratio	85.25%	86.29%

Average interest earning assets to average interest bearing liabilities	105.51%	107.25%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	6.76%	5.00%
Allowance for loan losses to:
Total loans	2.03%	1.61%
Non-performing loans	30.02%	32.26%
Net charge-offs to average loans	0.04%	0.07%
Non-performing assets to total assets	5.38%	4.21%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	6.52%	7.71%
Tier 1 risk-based capital	8.87%	10.64%
Total risk-based capital	10.13%	11.90%
Leverage ratio	6.76%	8.48%

Other:
Number of bank subsidiaries	1	1
Number of banking facilities	28	28
Number of full-time equivalent employees	311	320

(1)	Includes securities classified as available for sale.
(2)	Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.
(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.
(5)	With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(8)	The capital ratios are presented on a consolidated basis.
(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.